EXHIBIT 99.6

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment No. 1 to the Registration Statement of The McClatchy Company on Form S-4 and in the prospectus/proxy statement/information statement of The McClatchy Company and Knight-Ridder, Inc., which is part of the Registration Statement, of our opinion dated March 12, 2006 appearing as Annex D to such prospectus/proxy statement/information statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “—Consideration of the Merger by Knight Ridder,” “—Opinions of Knight Ridder Financial Advisors—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By: /s/    RICHARD BRAIL

New York, New York

May 9, 2006